Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Renews Annual $25 million
Stock Repurchase Program

Alpharetta, GA. May 25, 2017 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors authorized the renewal of the Company’s annual share repurchase program for up to $25 million of its outstanding common stock over the next twelve months ending May 31, 2018. Purchases by the Company under the program would be made from time to time in the open market or in privately negotiated transactions in accordance with the requirements of applicable law. The timing and amount of any purchases will depend on share price, market conditions and other factors. The program does not require the Company to purchase any specific number of shares and may be suspended or discontinued at any time.
About Neenah Paper, Inc.
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com.